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                                                                   EXHIBIT 4.9.2


                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

     AMENDMENT dated December 30, 1996 to that certain Agreement and Plan of Merger dated November 21, 1996 (the "Merger Agreement"), among American Care Communities, Inc., a North Carolina corporation (the "Company"); American Care Communities, Inc., a Nevada corporation (the "Purchaser"); Greenbriar Corporation, a Nevada corporation (the "Parent"); and Floyd B. Rhoades and Gary S. Smith (the "Shareholders").

     The following provisions of the Merger Agreement are hereby amended:

     Section 1.7 and 3.2 of the Merger Agreement are amended to provide that all outstanding stock options of the Company have been exercised, and as of the date of the Merger Agreement and the Closing, there are issued and outstanding a total of 1,038 shares of the Common Stock of the Company. All other options have lapsed.

     Shares of the Parent to be issued will be rounded to the nearest whole share, and no fractional shares or cash in lieu of fractional shares will be issued. CRM Assisted Living Company, LLC shall be entitled to receive 44,643 shares of Parent Common Stock and warrants to purchase an additional 17,551 shares of Parent Common Stock for an exercise price of $2.00 per share. The remaining 1,237,806 shares of Parent Common Stock shall be divided proportionately among the Shareholders of the Company.

     All other provisions of the Merger Agreement remain effective.
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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year set forth above.

                                        GREENBRIAR CORPORATION,
                                        a Nevada corporation



                                        By:________________________________
                                        Name:______________________________
                                        Title:_____________________________


                                        AMERICAN CARE COMMUNITIES, INC.,
                                        a Nevada corporation


                                        By:________________________________
                                        Name:______________________________
                                        Title:_____________________________


                                        AMERICAN CARE COMMUNITIES, INC.,
                                        a North Carolina corporation


                                        By:________________________________
                                        Name:______________________________
                                        Title:_____________________________

                                        SHAREHOLDERS:



                                        ___________________________________
                                        Floyd B. Rhoades


                                        ___________________________________
                                        Gary S. Smith

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